Exhibit 99.1

TALOS ENERGY ANNOUNCES SUCCESSFUL EXPLORATION RESULTS AT PUMA WEST

Houston, Texas, April 13, 2021 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE:TALO), along with affiliates of bp plc (“bp”) and Chevron U.S.A. Inc. (“Chevron”) (collectively, the “Co-Owners”) today announced successful drilling results from the Puma West exploration project located in the U.S. Gulf of Mexico Green Canyon Block 821. The Puma West well was drilled to a total depth of 23,530 feet and was designed to test sub-salt Miocene sands.

Key Highlights:

•	The Puma West well encountered oil pay in a high-quality, sub-salt Miocene sand.

•	Fluid properties from the discovered Miocene zone carried similar properties as other productive Miocene reservoirs in the area.

•	The Co-Owners will begin planning an appraisal program that will better define the discovered resource. The wellbore has been suspended as a keeper well to preserve future utility.

•	Talos maintains an interest in over 17,000 gross acres in the Puma West area.

The Puma West exploration prospect was evaluated following the farm-in by bp to Talos-owned Green Canyon Block 821 and subsequent farm-in by Chevron. bp is the operator and holds a 50.0% working interest. Talos and Chevron each hold a 25.0% working interest. The Puma West discovery is located less than 15 miles from the prolific Mad Dog field, operated by bp.

Talos Energy President and Chief Executive Officer Timothy S. Duncan commented: “We are very excited about this discovery as well as the broader potential in this area. Puma West is a great example of the class of high impact catalyst opportunities still available in the U.S. Gulf of Mexico. Advancements in seismic technology, operational efficiency and safety at these depths, combined with ample available infrastructure, support robust project economics while also providing material domestic energy resources to consumers with a small environmental footprint. We look forward to working through our results, planning the appraisal and advancing this project to its next phase with bp and Chevron.”

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing cash flows and long-term value through its operations, currently in the United States Gulf of Mexico and offshore Mexico. As one of the U.S. Gulf of Mexico’s largest public independent producers, we leverage decades of geology, geophysics and offshore operations expertise towards the acquisition, exploration, exploitation and development of assets in key geological trends that are present in many offshore basins around the world. Our activities in offshore Mexico provide high impact exploration opportunities in an oil rich emerging basin. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St.,Suite 3300, Houston, TX 77002

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast, “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility, including the sharp decline in oil prices beginning in March 2020, the impact of the coronavirus disease 2019 (“COVID-19”) and governmental measures related thereto on global demand for oil and natural gas and on the operations of our business, the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non-OPEC countries, such as Saudi Arabia and Russia, to set and maintain oil production levels and the impact of any such actions, lack of transportation and storage capacity as a result of oversupply, government regulations and actions or other factors, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, the possibility that the anticipated benefits of recent acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of such acquisitions, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

Estimates for our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation, marketing and storage of oil and gas are subject to disruption due to transportation, processing and storage availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

CAUTIONARY NOTE TO INVESTORS

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. In this communication, the Company uses certain broader terms such as “contingent resources”, “oil pay” and “2C resources” that the SEC’s guidelines strictly prohibit the Company from including in filings with the SEC. These types of estimates do not represent, and are not intended to represent, any category of reserves based on SEC definitions, are by their nature more speculative than estimates of proved, probable and possible reserves and do not constitute “reserves” within the meaning of the SEC’s rules. These estimates are subject to greater uncertainties, and accordingly, are subject to a substantially greater risk of actually being realized. Investors are urged to consider closely the disclosures and risk factors in the reports the Company files with the SEC.

TALOS ENERGY INC.	333 Clay St.,Suite 3300, Houston, TX 77002